Exhibit 99.1

Centiv, Inc. Initiates Reverse Stock Split

Thursday June 12, 4:03 pm ET

VERNON HILLS, Ill.—(BUSINESS WIRE)—June 12, 2003—Centiv, Inc. (NASDAQ:CNTV - News), today announced that its Board of Directors has approved a 1-for-3 reverse stock split of the Company’s stock. This move followed a vote at the Company’s Annual Shareholders’ Meeting on May 29, 2003 in which a majority of the shareholders authorized the board to affect the reverse split. The reverse stock split is intended and expected to bring the Company into compliance with the $1.00 minimum bid price required for listing on the Nasdaq SmallCap Market.

The reverse stock split will be effective on Monday, June 16, 2003, and as a result, every three shares of Centiv common stock will be exchanged for one share of Centiv common stock. When the market opens on June 16, 2003, the Company’s Nasdaq trading symbol will be changed temporarily to CNTVD to reflect the reverse stock split, and will retain the “D” designation until the open of the market on July 15, 2003. This action affects all shares of common stock, preferred stock, stock options and warrants outstanding.

“We are encouraged by the stock’s performance since the beginning of the year as the Company’s business model continues to gain validation from existing and new perspective clients,” commented CEO John P. Larkin. “The pipeline of potential new customers has grown and we expect to close these contracts and build upon our existing client revenue in the second half of the year.”

About Centiv®

Centiv, Inc. (NASDAQ: CNTV - News), headquartered in Vernon Hills, IL, offers solutions for helping its clients efficiently and effectively manage their point-of-purchase signage processes. Using Centiv’s Web-based system, clients gain market flexibility while greatly increasing the effectiveness of their P-O-P spending. Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”, “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Contact:
Centiv, Inc.
Tom Mason, 847/876-8304
tmason@centiv.com

Source: Centiv, Inc.